EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended December 31, 2017

February 7, 2018

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2018 second quarter financial results. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, February 7, 2018, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures for both historical and forecast financial information. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to our CFO to provide an overview of the second fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter. Then I’ll turn it over to Mike, our CEO, who will review the company’s business highlights and I will follow up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the December quarter was $103.9 million, down 0.9% sequentially and up 9.7% year-over-year. Our new products continued to show strong momentum during the seasonally lower quarter.

In terms of product mix, MOSFET revenue was $85.1 million, up 1.7% from the prior quarter and up 21.9% from the same quarter last year. Power IC revenue was $15.8 million, down 12.9% from the prior quarter and down 27.9% from the same quarter last year. Service revenue was $3.0 million, as compared to $3.1 million for the prior quarter, and $3.0 million from the same quarter last year.

In terms of segment mix, this quarter’s Computing segment represented 42.6% of the total revenue, Consumer 20.3%, Power Supply and Industrial 20.1%, Communication 14.0%, Service 2.9% and others 0.1%.

Non-GAAP gross margin was 27.4% for the December quarter, as compared to 26.6% in the prior quarter and 23.6% for the same quarter last year. The increase in non-GAAP gross margin quarter-over-quarter was driven by the improved product mix and operational efficiency. Non-GAAP gross margin excluded $0.4 million of share-based compensation charge for the December quarter, as compared to $0.3 million in the prior quarter and $0.2 million for the same quarter last year.

Non-GAAP operating expenses for the quarter were $21.3 million, compared to $21.2 million for the prior quarter and $17.9 million for the same quarter last year. Non-GAAP operating expenses excluded $3.6 million of share-based compensation charge, as compared to $1.7 million in the prior quarter and $1.4 million for the same quarter last year. The higher share-based compensation charge quarter-over-quarter reflected more variable compensation accrual that resulted from the higher profitability achieved for calendar year 2017. Non-GAAP operating expenses for the December quarter included $2.0 million start-up expenses from our Chongqing joint venture and $0.4 million for expenses related to our digital power team. By the end of the December quarter, we hired close to 1/3 of the digital power team that we plan to build, and most of the people joined us in the second half of the December quarter.

Income tax benefit was $2.1 million for the quarter, including a one-time tax benefit of $2.7 million as a result of the recent U.S. Tax Reform, as compared to income tax expense of $1.3 million for the prior quarter, and $1.1 million for the same quarter last year.

Net income attributable to AOS for the quarter was approximately $6.8 million or 27 cents earnings per share, as compared to 19 cents earnings per share for the prior quarter and 11 cents earnings per share for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 32 cents earnings per share as compared to 27 cents earnings per share for the prior quarter and 18 cents earnings per share for the same quarter last year. Non-GAAP earnings for the quarter excluded the effect of share-based compensation expenses of $4.0 million or $0.16 per share and one-time tax benefit of $2.7 million or $0.11 per share from the impact of the Tax Reform. The diluted earnings per share calculation was based on approximately 25.0 million weighted average shares.

We continue to generate positive cash flow. Cash flow from operations was $9.6 million for the December quarter compared to $12.3 million for the prior quarter and $8.8 million for the same quarter last year.

EBITDAS for the December quarter was $16.0 million compared to $15.0 million for the prior quarter and $12.2 million for the same quarter last year.

Moving on to the balance sheet.

We completed the December quarter with cash and cash equivalents balance of $146.2 million including a balance of $57.1 million at our Chongqing joint venture, as compared to $180.2 million at the end of last quarter; and $122.8 million a year ago.

Net trade receivables were $24.3 million, as compared to $25.4 million at the end of last quarter and $24.5 million for the same quarter last year. Day Sales Outstanding was 33 days for the quarter, as compared to 32 days for the prior quarter.

Net inventory was $85.7 million at the quarter-end, compared to $79.2 million for last quarter and $70.2 million for the prior year. Average days in inventory were 98 days for the quarter compared to 90 days in the prior quarter.

Net Property, Plant and Equipment balance was $193.3 million, as compared to $167.9 million for last quarter and $122.7 million for the prior year. Capital expenditures were $36.5 million for the quarter, including $16.1 million from AOS and $20.4 million from our Chongqing Joint Venture, primarily for building construction and purchase of equipment. We expect AOS capital expenditure for fiscal year 2018 to be in the range of $40 million to $45 million to support our near term revenue growth.

Reflecting confidence in our business and plans, our Board previously authorized the repurchase of up to $30 million of our common shares. During the December quarter we repurchased approximately 347,000 shares for an aggregate cost of $6 million.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Dr. Mike Chang (CEO):

I am pleased to report another solid quarter. Driven by the continuing momentum of our new products in the December quarter, revenue and gross margin came in at the high end of the guidance ranges, resulting in $0.32 earnings per share on a non-GAAP basis.

Our operating expenses, as you can see, were slightly higher than our guidance range. This reflects, primarily, the investments we are making to bring to fruition the two growth initiatives we have discussed in past calls.

One of these initiatives is our joint venture in Chongqing, China. Let me start with an update on this initiative.

As the demand for our new products has increased in the last year or so, we have experienced and expect to continue to experience supply and manufacturing constraints. These capacity constraints have caused us to forgo potential revenue, on an annualized basis, in the order of tens of millions of dollars. We believe this joint venture will provide us with the needed manufacturing capacity to meet the demand for our products and to support our longer-term revenue growth.

Recently, the joint venture has completed construction of its building. Now, it is our turn to fulfill the operational requirements for pre-production including equipment installation, qualification, trial production and staffing.

When completed, the Chongqing joint venture will consist of an assembly and test facility and a 12” fab. This fab will be one of the very few 300-millimeter fabs in the world dedicated to power semiconductors. Our fab is being built in phases, and we are now gradually equipping the phase 1 cleanroom ahead of our original plan. When the phase 1 cleanroom is fully ramped, it can support approximately $150 million of additional annual revenue.

We expect this 12” fab to provide three key benefits. One: it will solve our supply constraints for many years to come. Two: it will give us a manufacturing cost advantage in our high-volume markets. Three, it will provide us with better capability to design advanced products to further sharpen our competitive leverage, which in return creates more demand.

Now, an update on our second initiative: digital power.

The newly added digital power capability is one of the fundamental building blocks for our future growth. The technology we acquired has been commercially proven, and we will integrate it with our existing MOSFET and Power IC products to offer a total solution for power semiconductors with multiple benefits.

With digital power capability, we have opportunities to expand into broad markets where the semiconductor content is rapidly increasing. These include the computer server market, which has an additional $400 million BOM content for us to tap. In addition, this digital capability will also elevate our position to the upper stream of design cycle. This will enable us to engage earlier with OEM customers, sharpen our product definition and accelerate time-to-market.

Some people may ask me why we do this. While we are proud of ourselves for turning the company around and growing our earnings, we won’t settle for the current rate of our growth. We want to escalate our earnings and cash flow to sustainably fund more innovative solutions for our customers, increase returns to our shareholders, and make a better workplace where successful people want to work. That is why we do this, what we focus on and how we bring compelling value to diverse stakeholders of AOS. I strongly believe that these two initiatives in the long term will invigorate higher earnings and profitability, even though we expect to increase our expenses in the short term. In the meantime, our core business continues to demonstrate solid strength with healthy cash flow, allowing us to commit to all the required investments with confidence.

With that, I will now move to the core business review beginning with Computing segment. It represented 42.6% of total revenue in the December quarter. We posted an 8.8% sequential increase and 21.7% growth year-over-year. The surge from a year ago was driven by the continuous gains of market shares of our higher ASP products in notebook applications across the board, especially with V-core application. March quarter being typically the lowest season for our Computing business, we expect this segment’s revenue to slightly decrease.

Second, Consumer: It was 20.3% of the total revenue. It decreased 17.9% sequentially and decreased 12.1% compared to the prior year. The year-over-year drop was due mainly to the decrease in our major TV OEM’s production volume partially offset by the increased shipments of the new products from our fab. For instance, our IGBT product line has crossed an important threshold of $10 million annual revenue mark at the end of calendar year 2017. This product line is gaining solid momentum as the design cycle is finally starting to convert into revenue. We expect the IGBT line to offset the low seasonality in TV market, helping the Consumer business maintain its revenue level in the March quarter.

Third, Power Supply and Industrial Segment: It was 20.1% of the total revenue, which was up 3.8% sequentially, and up 5.3% from the same quarter last year. The growth was attributable to our new products for a wide range of applications, including power tools and industrial power supply. This is a diverse market where many small-scale applications span a large number of customers, and we believe our highly efficient products will allow us to continue to expand our market footprint. We anticipate that this segment's revenue will maintain or slightly drop in the March quarter on seasonality.

Lastly, the Communications segment: It represented 14.0% of the total revenue. It decreased 4.1% sequentially but increased 28.8% year-over-year. Year-over-year growth was driven by the increasing shipment of our AlphaDFN products for smartphone battery management applications. Our telecom networking products continue to grow based on the strong demand for our medium voltage MOSFET products. We expect the Communications revenue to increase in the March quarter.

In closing, I am pleased with our business momentum. Through our hard work and effort in the past few years, we have established a strong core business as a foundation that is profitably growing and generating cash. With the strength of our new products, we expect to grow our revenue in high single digits in calendar 2018 even under supply constraints. Solid performance of our core business enables us to fund strategic investments into our Chongqing joint venture and digital power to open the door to new markets and greater growth. We are determined to invigorate our earnings power with focused execution of our business plans.

Yifan Liang: Guidance for the next quarter

As we expect the cleanrooms of our Chongqing joint venture to be completed in the March quarter, we are excited that our joint venture will enter into the pre-production stage. During the March quarter, we expect to install equipment, conduct qualification processes, and perform trial productions. To support this, we also will add headcount. A large portion of the pre-production costs cannot be capitalized under GAAP accounting. Because these expenses do not reflect our normal business and operations, we plan to exclude such pre-production expenses in our non-GAAP operating expenses.

With that, here are our expectations for the third quarter of fiscal year 2018:

•	Revenue is expected to be in the range of $99 million to $103 million.
•	Gross margin is expected to be approximately 26% plus or minus 1%. Non-GAAP gross margin is expected to be approximately 26.3% plus or minus 1%. Non-GAAP gross margin excludes $0.3 million of estimated share-based compensation charge.

•	Operating expenses are expected to be in the range of $26.5 million plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $22.0 million plus or minus $1 million. Both GAAP and non-GAAP operating expenses include expenses of $1.5 million to $1.7 million expenses relating to the development of our digital power team. By the end of the March quarter, we expect to have hired nearly 2/3 of the digital power team that we plan to build. Non-GAAP operating expenses exclude an estimated share-based compensation charge of approximately $2.2 million and estimated joint venture pre-production expenses of approximately $2.5 million.
•	Tax expenses are expected to be in the range of $0.8 million to $1.0 million.
•	Loss attributable to non-controlling interest is expected to be around $1.9 million. Non-GAAP loss attributable to non-controlling interest is expected to be around $0.7 million. The $1.2 million difference is due to the exclusion of estimated pre-production expenses in non-GAAP operating expenses.

As per our regular practice, we are not assuming any obligations to update this information. With that, we will open up the floor for questioning.

Chongqing joint venture assembly and test facility and 300mm fab buildings

Chongqing joint venture clean room for assembly and test

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, and related forecast non-GAAP financial measures; statements regarding market segments, diversification of products and new customers; expectation with respect to improvement in profit; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds, including expectation with respect to the pre-production stage; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; expectation with respect to our digital power business; seasonality fluctuation in customer demand; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; the benefit of our share repurchase program; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to successfully develop and operate the joint venture in China, our ability to develop establish a successful digital power business and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed by AOS on September 5, 2017. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.